UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  FORM 8-K/A

                               (Amendment No. 1)

                                CURRENT REPORT

        PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT
                                    OF 1934


      Date of Report(Date of earliest event reported): September 18, 1998

                          SIMON PROPERTY GROUP, L.P.
            (Exact name of registrant as specified in its charter)

Commission file number 333-11491


                 Delaware                              34-1755769
    ----------------------------------           ----------------------
       (State or other jurisdiction                 (I.R.S. Employer
     of incorporation or organization)            Identification No.)

        115 West Washington Street
           Indianapolis, Indiana                         46204
  ---------------------------------------             -----------
 (Address of principal executive offices)              (Zip Code)


      Registrant's telephone number, including area code:  (317) 636-1600

                         SIMON DEBARTOLO GROUP, L.P.
                         ----------------------------
                         (Former name of registrant)
==========================================================================

Item 7.   FINANCIAL STATEMENTS AND EXHIBITS.

   a) and b) Updated interim financial statements of CPI and pro forma financial information follow beginning at page F-1.
==========================================================================

    Simon Property Group, L.P. hereby amends its Current Report on Form 8-K originally filed on September 18, 1998 by providing updated pro forma financial information in Item 7.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

     Date: November 2, 1998

                      SIMON PROPERTY GROUP, L.P.
                      BY: SIMON PROPERTY GROUP, INC.
                          General Partner

                      By /s/ John Dahl
                      -------------------
                      John Dahl
                      Senior Vice President and Chief Accounting Officer
==========================================================================

CORPORATE PROPERTY INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

                                           June 30,  December 31,
                                            1998          1997
($ in thousands)                        (Unaudited)

Assets

Real estate investments:
Operating properties                    $ 1,892,694   $ 2,341,678
Operating properties held for sale          590,308            --
Investments in real estate joint
ventures                                     89,757       109,172
Construction-in-progress and pre-
construction
costs ($21,360 and $20,510)                  46,519        31,697
Land held for development                     7,350        22,420
Properties subject to net lease and          18,781        21,529
other

                                         $2,645,409    $2,526,496

Cash and cash equivalents                    75,866       124,808
Short-term investments                                     40,000
Receivables and other assets                113,246       118,950

Total assets                            $ 2,834,521    $2,810,254

Liabilities and Shareholders' Equity

Liabilities:
Mortgages payable                         $  12,909      $ 15,645
Notes and Bonds payable                     843,310       843,415
Accounts payable and other                  158,392       148,580
liabilities

Total liabilities                         1,014,611     1,007,640

Shareholders' equity:
6.5% First Series Perpetual
Preference Shares,
$1,000 par value, 209,249 shares
authorized,
issued and outstanding                      209,249       209,249
Series A Common Shares, $1 par value,
33,423,973
and 33,427,848 authorized, and
26,422,480 and
26,419,355 issued and outstanding            26,422        26,419
Capital in excess in par value            1,602,870     1,602,111
Undistributed net income                     95,338        78,851
Treasury shares, 1,092,071 and
1,092,500 Common
Shares at cost                            (113,969)     (114,016)
Total shareholders' equity                1,819,910     1,802,614

Total liabilities and shareholders'     $ 2,834,521    $2,810,254
equity


The accompanying notes are an integral part of these statements.
==========================================================================

CORPORATE PROPERTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF INCOME


                              For the three Months     For the Six Months
                                 ended June 30,           ended June 30,
                             --------------------      --------------------
                                 1998        1997           1998      1997
                             ---------    -------      ---------   --------
($ in thousands)
                           (Unaudited)

Revenue:
Minimum rent                  $ 84,720    $78,793      $ 170,201   $154,557
Overage rent                      (40)      2,357          3,058      4,730
Expense recoveries              38,450     33,988         75,423     67,608
Other revenues                   2,020      1,184          3,564      2,156
Interest income                  1,092      4,213          2,400     10,574
Total revenue                  126,242    120,535        254,646    239,625

Expenses:
Property expenses               49,266     45,774         96,729     90,364
Provision for bad debts            719        654          1,445      1,283
Depreciation and                19,428     23,021         41,762     45,509
amortization
Administrative, trustee          2,483      2,160          4,689      4,347
and other expenses
Interest expense                16,325     16,718         32,799     35,732
Total expenses                  88,221     88,327        177,424    177,235

Income before equity in         38,021     32,208         77,222     62,390
earnings of joint ventures

Equity in earnings of            5,107      4,657         10,661      9,911
joint ventures

Income before gain on
sales of properties and
merger-related costs            43,128     36,865         87,883     72,301

Gain (loss) on sales of            983      (480)         45,294    116,042
properties
Merger-related costs           (4,034)                  (11,573)

Net income                      40,077     36,385        121,604    188,343

Preference share               (3,428)    (3,428)        (6,856)    (6,856)
distributions earned

Net Income available to
Common Shareholders         $   36,649   $ 32,957    $   114,748  $ 181,487

Net Income per average           $1.45      $1.26          $4.53      $6.96
Common Share outstanding

Net Income per average
Common Share
outstanding assuming             $1.45      $1.26          $4.49      $6.83
dilution


The accompanying notes are an integral part of these statements.

==========================================================================

CORPORATE PROPERTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months Ended June 30,
($ in thousands)
                                                             1998       1997
                                                           (Unaudited)

Operating Activities
Net Income                                                   121,604    188,343
Adjustments to reconcile net income to
net cash provided by operating activities:
Equity in earnings of real estate joint ventures            (10,661)    (9,911)
Depreciation and amortization                                 41,762     45,509
Gain on disposition of properties                           (45,294)  (116,042)
Decrease in receivables and other assets                       7,948      6,733
Increase/(decrease) in accounts payable
   and accrued expenses                                        1,548   (38,133)
Net cash provided by operating activities                    116,907     76,499

Investing Activities
Investments in real estate                                 (240,003)   (47,732)
Investments in real estate joint ventures                   (14,399)   (17,281)
Distributions from real estate joint ventures                 43,900     59,645
Purchases of short-term investments                                0  (185,450)
Maturities of short-term investments                          40,000    218,562
Proceeds from repayment of mortgage receivable from           17,468          0
related party
Proceeds from repayment of mortgages receivable from
real estate joint venture partners                                 0     45,822
Proceeds from disposition of properties                       82,337      3,482
Other                                                        (1,223)      (910)
Net cash (used in)/provided by investing activities         (71,920)     76,138

Financing Activities
Repayment of Bonds payable at maturity                                (100,000)
Proceeds from revolving credit drawdown                       75,000          0
Repayment of revolving credit drawdown                      (62,000)          0
Issuance of Common Shares                                        924         60
Acquisition of Common Shares                                       0      (351)
Principal payments on mortgages                              (2,736)    (2,620)
Cash distributions                                         (105,117)  (108,360)
Net cash used in financing activities                       (93,929)  (211,271)

Decrease in cash and cash equivalents                       (48,942)   (58,634)
Cash and cash equivalents at beginning of period             124,808    106,495

Cash and cash equivalents at end of period                    75,866     47,861

Supplemental Disclosure:
Interest paid (net of amounts capitalized) during the         32,899     41,339
period

Non-cash investing and financing activities:
Redemption of common shares in exchange for real
estate interests                                                        142,521


The accompanying notes are an integral part of these statements.

==========================================================================

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

     Description of Business

     Corporate Property Investors, Inc. ("CPI") is a self managed real estate investment trust (REIT) under the Internal Revenue Code of 1986, as amended. On March 13, 1998, CPI, formerly a Massachusetts business trust, reorganized into a corporation under the laws of the State of Delaware. CPI engages in the ownership, operation, management, leasing, acquisition, development and expansion of income producing properties located throughout the United States.
     As of June 30, 1998, CPI owns interests in, directly or through interests in joint ventures, 23 super-regional and regional shopping centers, The General Motors Building, N.Y.C., 3 smaller office buildings and other properties.

     The proportionate property revenues of CPI's lines of business for the six months ended June 30, 1998 and 1997 are summarized as follows:
                                              June 30
                                         1998          1997
     Super-regional and
      regional shopping centers            80%           78%
     General Motors Building               17            18
     Other office buildings                 2             3
     Other                                  1             1
                                          100%          100%

     CPI shareholders, in proportion to their respective number of CPI shares, own the beneficial interests in the Corporate Realty Consultants, Inc. ("CRC") Trusts, in which all of the outstanding shares of CRC have been deposited. Ownership of CRC shares is not evidenced by a separate stock certificate and cannot be transferred separately from the corresponding CPI shares. All directors of CRC must be directors of CPI and the senior executive officers of CPI are also officers of CRC. The foregoing arrangements create a "Paired-Share REIT" structure for federal income tax purposes.

     On February 19, 1998 CPI and CRC signed a definitive agreement to merge with Simon DeBartolo Group, Inc. which is described in note
     (1) of the Commitments, Contingencies and Other Comments footnote.

     Basis of Presentation

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in conjunction with the rules and regulations of the Securities and Exchange
     Commission.   Accordingly,  they  do  not  include   all   of   the
     disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting solely of normal recurring matters) necessary for a fair presentation of the consolidated financial
     statements  for  these  interim periods have  been  included.   The
     results for the three month and six month periods ended June 30, 1998 are not necessarily indicative of the results to be obtained for the year ended December 31, 1998. These financial statements should be read in conjunction with the consolidated financial statements and accompanying notes included in CPI's registration statement on Form S-4 dated August 13, 1998.
==========================================================================

     The consolidated financial statements include the accounts of CPI and its consolidated subsidiaries. Significant intercompany balances, transactions and accounts are eliminated in consolidation. Investments in real estate joint ventures which represent non-controlling ownership interests are accounted for using the equity method of accounting.

     Investments in Real Estate Joint Ventures

     CPI has a 50% interest in seven real estate joint ventures each of which own and operate a shopping center. CPI also has a 50% interest in Mall of Georgia, L.L.C., a joint venture which is developing a super-regional shopping center in Georgia. CPI has guaranteed the joint venture's $200 million loan in exchange for a priority distribution (see "Commitments, Contingencies and Other Comments"). Generally, net income/(loss) for each joint venture is allocated consistent with the ownership interests held by each joint venturer.

     As of June 30, 1998 and December 31, 1997 the unamortized excess of CPI's investment over its share of the equity in the underlying net assets of the joint ventures was approximately $42.0 million and $42.4 million, respectively. This excess is amortized over the estimated lives of the related real estate assets. The combined condensed balance sheets of the real estate joint ventures, as of June 30, 1998 and December 31, 1997 and the related statements of net income for the six months ended June 30, 1998 and 1997 follows:

      ($ in thousands)                   1998             1997
     Assets
      Real estate assets            $ 357,748        $ 322,467
      Other                            41,403           26,995
       Total Assets                 $ 399,151        $ 349,462

     Liabilities
      Mortgages payable             $ 306,712        $ 237,868
      Other                            11,345           10,675
       Total Liabilities            $ 318,057        $ 248,543

     Joint Venturers' Equity
      CPI                          $   47,710        $  66,816
      Others                           33,384           34,103
     Total Joint Venturers' Equity$    81,094        $ 100,919

     Income                        $   60,339       $   57,261
     Expenses                         (37,995)        ( 38,943)
     Net Income                    $   22,344       $   18,318

==========================================================================

     Income Per Common Share

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share." Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. All earnings per share amounts for all periods have been presented to conform to Statement 128 requirements. The following table sets forth the computation of basic and diluted earnings per common share for the six months ended June 30, 1998 and 1997:

     ($ in thousands, except per share data)  1998                 1997

     Numerator:
     Net income                          $ 121,604            $ 188,343
     Preference Share distributions earned (6,856)              (6,856)

     Numerator for basic earnings per
     share-income available to
     Common Shareholders                   114,748              181,487

     Effect of dilutive securities:
     Preference Share distributions earned   6,856                6,856

     Numerator for diluted earnings
     per share                          $  121,604           $  188,343

     Denominator:
     Denominator for basic earnings per
      share-weighted average shares     25,353,000           26,063,000

     Effect of dilutive securities:
      Employee Stock Options               235,000

      Convertible Preference Shares      1,504,000            1,504,000

      Denominator for diluted earnings
      per share                         27,092,000           27,567,000

      Basic earnings per share            $   4.53             $   6.96

      Diluted earnings per share          $   4.49             $   6.83

     The above computations are based upon the dilutive effects of agreements presently in effect. The basis for such computations is anticipated to change in the event the merger with Simon DeBartolo Group, Inc. (See "Commitments, Contingencies and other Comments") is closed.
==========================================================================

     New Accounting Pronouncements

     On May 21, 1998, the Emerging Issues Task Force of the Financial Accounting Standards Board reached a final consensus regarding Issue 98-9, "Accounting for Contingent Rent in Interim Financial Periods" (EITF 98-9). The final consensus requires that the lessor defer recognition of contingent rental income, such as overage rent, until specified targets are met and amounts become billable to tenants. Although this consensus will not have a material effect on CPI's annual results, it is anticipated to impact the amount of overage rent recognized in the first three quarters of the calendar year. CPI adopted the consensus reached in EITF 98-9 during the second quarter of 1998 which had the effect of reducing net income by $3.3 million ($.13 per Common Share) for the six months ended June 30, 1998. Had this been applied to the 1997 financial statements it would have resulted in a $2.3 million ($.09 per Common Share) decrease to net income for the six months ended June 30, 1997.

     In June 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is effective for fiscal years beginning after December 15, 1997. CPI intends to implement the operating and reportable segment rules in its year-end, audited financial statements.

     Reclassifications

     Certain reclassifications have been made to the June 30, 1997 financial statements to conform to the presentation for the period ended June 30, 1998. These reclassifications have no significant impact on CPI's financial statements.

     Acquisitions and Dispositions

     On December 31, 1996 and January 2, 1997, respectively, CPI, at a cost of $198 million and $145 million, respectively, redeemed 1.51 million and 1.09 million Series A Common Shares (and acquired related interests in CRC) held by a shareholder in exchange for cash of $13 million and interests in three shopping center properties valued at $330 million. The exchanges resulted in gain on disposition of the properties of $186.7 million, of which $71.7 million was recognized in December 1996 and $115 million was recognized in January 1997.

     On January 9, 1998, CPI purchased a super-regional shopping center and adjoining land parcels located in Atlanta, Georgia for $198 million. Approximately $40 million was borrowed under a revolving credit facility to partially fund the purchase.

     On January 30, 1998, CPI sold a super-regional shopping center for $81 million and recorded a gain on sale of $43 million. Proceeds from the sale were used to repay the aforementioned borrowing under the revolving credit facility.

==========================================================================

     The following pro forma results of operations for the six months ended June 30, 1998 and 1997 assume the acquisition and dispositions closed as of January 1, 1997 and give effect to adjustments for depreciation expense related to the interest in property acquired and elimination of gain on the disposition of the properties.

     Six Months Ended June 30,               1998                  1997
     ($ in thousands)

     Rentals and related
      property income                $    251,224            $  232,129

     Net Income                      $     78,300            $   76,052

     Net Income per average Common
      Share outstanding              $       2.82            $     2.65
==========================================================================

REAL ESTATE
($ in thousands)

                                                   Construction &     Land Held       Accumulated
                                                   Pre-Construction       for        Depreciation and
                                     Buildings &                                                      Mortgages
June 30, 1998                 Land   Leaseholds         Costs          Development    Amortization      Payable

Shopping centers            $225,215  $2,122,427            $46,519        $6,834          $520,623       $1,250

Office buildings held for
sale                          14,606     685,454              1,809                         111,561       10,707

Office buildings
(including
related mortgage loan of
$20,565) and industrial
park                          11,053      74,339                              516            19,717

Properties subject to net
lease
(principally retail
facilities)
and other (including
mortgage
loans of $6,939)               6,040      19,172                                              6,431          952
                            --------  ----------   ----------------   -----------    --------------    ---------

                            $256,914  $2,901,392            $48,328        $7,350          $658,332      $12,909
                             =======  ==========   ================   ===========    ==============    =========


                                                    Construction &     Land Held       Accumulated
                                     Buildings &   Pre-Construction       for        Depreciation and  Mortgages
December 31, 1997             Land   Leaseholds          Costs        Development     Amortization      Payable

Shopping centers            $196,052  $2,013,456            $30,994        $6,835          $517,386       $1,361

Office buildings
(including
related mortgage loan of
$20,565) and industrial
park                          25,819     744,839                703           516           121,102       13,230

Properties subject to net
lease
(principally retail
facilities)
and other (including
mortgage
loans of $22,054 of which
$15,069 is related)            6,796      20,993                           15,069             6,260        1,054
                             -------   ---------    ---------------  ------------    --------------   ----------

                            $228,667  $2,779,288            $31,697       $22,420          $644,748      $15,645

==========================================================================

Commitments, Contingencies and Other Comments

     (1) On February 19, 1998 CPI and CRC signed a definitive agreement to merge with Simon DeBartolo Group, Inc. ("SDG"); a publicly-traded real
          estate investment trust.   In connection therewith, on August 13, 1998
          CPI and CRC filed a registration statement on Form S-4, which included the prospectus for CPI and CRC and the proxy statement for SDG, with the Securities and Exchange Commission. The Merger has been approved by all companies' Boards of Directors/Trustees. A majority of CPI's shareholders have agreed to approve the transaction which is subject to the approval of the shareholders of SDG, as well as customary regulatory and other conditions. The CPI and SDG shareholders' meetings to vote on the merger are scheduled for September 23, 1998. The transaction is expected to be completed soon thereafter, between September 24 and September 30, 1998 (the "Effective Time"). As of the Effective Time, a substantially wholly owned subsidiary of CPI will merge with and into SDG as stipulated in the merger agreement and discussed in the registration statement. CPI will then be renamed Simon Property Group Inc. ("SPG") and CRC will be renamed SPG Realty Consultants, Inc. The Board of Directors of SPG will consist of 13 directors which will include three directors designated by CPI and the officers of SPG and SPG Realty Consultants, Inc. shall include two present officers of CPI and CRC.

          As  of February 18 the transaction values CPI at approximately
          $5.8  billion,  including the assumption of  debt.   Each  CPI
          common share will be entitled to $90 in cash, 2.0818 in the combined REIT's common stock and $19 of liquidation preference in 6 1/2% convertible preferred stock of the combined REIT. The common stock component of the consideration is based upon a fixed exchange ratio of 2.0818 combined REIT shares and is subject to a 15% symmetrical collar based upon the price of SDG common stock determined in a period ending shortly before closing. Adjustments related to such collar will be in cash.

          It is anticipated that on the day prior to the Merger, substantially all of CPI's assets will be transferred to Retail Properties Trust ("RPT"), a REIT substantially owned by the SDG Operating Partnership. RPT will assume CPI's obligations under the Notes. SDG and CPI have received inquiries from certain note holders as to the means being utilized to effect compliance with the terms of the note indentures in connection with the Merger. Certain of such holders have expressed their view that they do not believe compliance may be effected without receiving waivers from the requisite percentage of CPI's noteholders. CPI and SDG believe that the assignment of CPI's assets to RPT and RPT's assumption of CPI's liabilities fully complies with the provisions of the Note Indentures.

==========================================================================

          In the first six months of 1998 CPI incurred approximately $11.6 million of merger-related costs, principally legal and advisory fees, which are included in the accompanying statements of income. If the merger is effected additional merger costs, including severance payments pursuant to CPI's present policies, professional fees and other transaction costs, payable by CPI or its successor are projected to be approximately $71 million.

     (2)  CPI  sold the General Motors Building, New York City  on  July
          31, 1998 for $800 million in cash and realized at a gain of $204 million ($8.05 per Common Share). CPI has agreed in principle to sell the Rockaway Office Building in Rockaway, New Jersey for $6.8 million. Such sale is anticipated to close sometime in the third quarter of 1998. The sale will result in an estimated gain of approximately $2 million ($.08 per Common Share).

          The combined carrying amount of the General Motors Building and the Rockaway Office Building of $590 million is separately classified in the June 30, 1998 consolidated balance sheet. CPI ceased recording depreciation on these properties on the date they became properties held for sale. Rentals and related property income and net income from these properties included in the consolidated statements of income are summarized as follows:

          Six Months Ended June 30,             1998        1997
          ($ in thousands)

          Rentals and related
            property income                  $46,172     $45,264

          Net income                         $22,882     $15,739

     (3) CPI has entered into commitments for future real estate investments aggregating approximately $138 million and $122 million at June 30, 1998 and December 31, 1997, respectively.

     (4) CPI is a defendant in various lawsuits arising in the ordinary course of business. In the opinion of management, based upon the advice of both outside and corporate counsel, resolving these actions will not have a material effect upon CPI's financial condition.

     (5)  On   August   6,   1998,  the  CPI  Directors  declared:   (i)
          distributions ($49.1 million) of $1.94 per common share to shareholders of record at the close of business on August 14, 1998, payable August 17, 1998; (ii) in accordance with the
          terms   of  the  Merger  Agreement  a  per  share,  per   diem
          distribution of $.0213 from and including July 1, 1998, through the date of the Merger, payable on the Effective Date of the Merger to shareholders of record as of the close of business the day prior to the Effective Date of the Merger and
          (iii) subject to the earning of sufficient cash flow for the six month period ending September 30, 1998, $32.76 per 6.5% First Series Perpetual Preference Share to shareholders of record at the close of business September 15, 1998, payable September 30, 1998.
==========================================================================

      (6) On August 6, 1998, the Directors of CRC declared distributions ($.27 million) of $.10 per CRC common share (which is equivalent to 1 cent per CPI common share) to shareholders of record at the close of business on August 14, 1998, payable
          August 17, 1998 and, in accordance with the terms of the Merger Agreement, the Directors of CRC declared a per share, per diem distribution of $.0011 (which is equivalent to $.0001 per CPI common share) from and including July 1, 1998, through the date of the Merger, payable on the Effective Date of the Merger to shareholders of record as of the close of business the day prior to the Effective Date of the Merger.

     (7) CPI has agreed to fully guarantee the payment of all installments of interest and principal on a $200 million loan dated June 30, 1998 between Mall of Georgia, L.L.C., a joint venture developing a super-regional shopping center in which CPI has a 50% interest, and Teachers Insurance and Annuity Association of America and the Prudential Insurance Company of America (the
          "Guaranty"). CPI has further guaranteed the lien free completion of construction of the improvements, as defined, on the Mall of Georgia site. In exchange for the Guaranty, CPI receives a priority distribution from the joint venture equal to the excess of 9% on the guaranteed loan balance over the actual interest accrued on the loan, such interest accruing at 7.09% per annum. Prior to December 31, 2002, CPI can fully or partially be released from the Guaranty if certain conditions are met as defined in the Guaranty agreement. As of June 30, 1998, $71 million has been drawn down under the loan agreement. CPI has not accrued a liability at June 30, 1998 as no events have occurred, or are probable of occurring, which would require funding of the guaranteed payments.

     (8) CPI has entered into a $250 million revolving credit agreement with 13 banks. The agreement terminates on June 26, 2001,but is anticipated to be terminated at the time of the Merger. Interest, at CPI's choice, is computed at (1) a rate determined by a competitive bidding process, (2) a rate equal to a spread (currently 5/8%) over the adjusted London interbank (LIBOR) rate or (3) a rate equal to a spread (currently 0%) over the higher of the prime rate or 1/2% over the Federal Funds rate. The interest rate on each LIBOR-based borrowing is fixed at the time of borrowing. As of June 30, 1998, $13 million was outstanding pursuant to this agreement. Such outstanding balance was repaid in July 1998.

==========================================================================

                   PRO FORMA COMBINED FINANCIAL INFORMATION

           The accompanying financial statements prepared by the management of Simon DeBartolo Group, Inc., ("SDG") present the pro forma combined condensed Balance Sheet of Simon Property Group, LP ("SPG, LP or the Operating Partnership", formerly Simon DeBartolo Group, LP), as of June 30, 1998 and the pro forma combined condensed Statements of Operations of the Operating Partnership for the six months ended June 30, 1998 and for the year ended December 31, 1997.

     The pro forma combined condensed Balance Sheet as of June 30, 1998 is presented as if (i) the CPI Merger Dividends and the Merger of SDG, Corporate Property Investors, Inc., ("CPI") and Corporate Realty Consultants, Inc., ("CRC") and cash contributed by the Operating Partnership to CRC and CRC's newly formed operating partnership on behalf of the SDG stockholders and limited partners of the Operating Partnership and the transfer of substantially all of the assets and liabilities of CPI, other than assets valued at $153.1 million including Ocean County Mall valued at $145.8 million, to the Operating Partnership or one or more of its subsidiaries in exchange for Operating Partnership Units and, (ii) the sale by CPI of the General Motors Building had occurred as of June 30, 1998. The pro forma combined condensed Statement of Operations for the six months ended June 30, 1998 and for the year ended December 31, 1997, are presented as if (i) the CPI Merger Dividends and the Merger of SDG, CPI and CRC and cash contributed by the Operating Partnership to CRC and CRC's newly formed operating partnership on behalf of the SDG stockholders and limited partners of the Operating Partnership and the transfer of substantially all of the assets and liabilities of CPI, other than assets valued at $153.1 million including Ocean County Mall valued at $145.8 million, to the Operating Partnership or one or more of its subsidiaries in exchange for Operating Partnership Units, (ii) the September and November 1997 transactions by SDG to acquire ten portfolio properties and a 50% ownership interest in an eleventh property of The Realty Property Trust, ("RPT"), (iii) the December 1997 acquisition by SDG of the Fashion Mall at Keystone at the Crossing, (iv) the January 1998 acquisition by CPI of Phipps Plaza, (v) the January 1998 sale by CPI of Burnsville Mall,
     (vi) the January 1998 acquisition by SDG of Cordova Mall, (vii) the February 1998 acquisition by SDG of a 50% interest in a portfolio of twelve regional malls and (viii) the sale by CPI of the General Motors Building had occurred as of January 1, 1997, (items (ii) through (vii) collectively, the "Other Property Transactions").

          Preparation of the pro forma financial information was based on assumptions deemed appropriate by management. These assumptions give effect to the Merger being accounted for as a reverse purchase in accordance with generally accepted accounting principles resulting in the assets and liabilities of CPI transferred to the Operating Partnership being reflected in the accompanying pro forma financial statements at fair value. The cash contributed by the Operating Partnership on behalf of its partners to CRC and the CRC Operating Partnership is being reflected as a distribution. The pro forma financial information has been modified to reflect revised assumptions based upon the completion of the Merger and related transactions in September 1998. The pro forma financial information is not necessarily indicative of the results which actually would have occurred if the transactions had been consummated at the beginning of the periods presented, nor does it purport to represent the future financial position and results of operations for future periods. The pro forma information should be read in conjunction with the historical financial statements of the Operating Partnership and CPI.
==========================================================================
<Page F-14>

                            SIMON PROPERTY GROUP, LP

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               As of June 30, 1998
                            (unaudited, in thousands)

                                                          Pro Forma
                              -----------------------------------------------------------------
                                                              Sale         Merger and
                                 SDG, LP        CPI          of GM          Related
                               (Historical) (Historical)    Building      Transactions
                                   (A)          (A)           (B)         Adjustments      Total

ASSETS:
  Investment in
 properties,
 partnerships and joint
 ventures, net                $7,241,697    $2,624,844  $(586,000)     $2,766,026(D) $12,046,567
  Goodwill                            --            --          --         42,000(D)      42,000
  Cash and cash
 equivalents and
 short-term investments          103,365        75,866     787,292      (783,900)(D)     160,623
                                                                         (22,000)(E)
  Receivables, net               189,344        66,786          --       (36,925)(D)     219,205
  Investment, notes
 receivable and
 advances from
 management company and
 affiliate                       109,881            --          --         20,565(D)     130,446
  Other assets                   263,685        46,460          --          2,616(D)     312,761
                                --------       -------       -----         ------       --------
Total assets                  $7,907,972    $2,813,956   $ 201,292     $1,988,382    $12,911,602
                              ==========    ==========   =========     ==========     ==========
LIABILITIES:
  Mortgages and other
 indebtedness                 $5,228,015    $  856,219  $ (10,708)     $1,675,944(D)$  7,749,470
  Accounts payable,
 accrued expenses and
 other liabilities               329,739       137,827          --         42,906(D)     510,472

 Total liabilities             5,557,754       994,046    (10,708)      1,718,850      8,259,942
                             -----------       -------  ----------    -----------      ---------
PARTNERS' EQUITY:
  Preferred Units                339,195            --          --        717,916(D)   1,057,111
  General partners Units       1,301,017            --          --      1,605,526(D)   2,591,273
                                                                        (301,270)(F)
                                                                         (14,000)(E)
  Limited Partners Units         734,554            --          --        301,270(F)   1,027,824
                                                                          (8,000)(E)
  Unamortized restricted
 stock award                    (24,548)            --          --            --        (24,548)
  Net assets                          --     1,819,910     212,000    (2,031,910)(D)          --
                                   -----    ----------    --------   ------------            ---
 Total partners' equity
 (net assets)                  2,350,218     1,819,910     212,000        269,532      4,651,660
                             -----------    ----------    --------        -------      ---------
 Total liabilities
   partners' equity           $7,907,972    $2,813,956   $ 201,292     $1,988,382    $12,911,602

The accompanying notes and management's assumptions are an integral part of this statement.

==========================================================================
 <Page F-15>
     Simon Property Group, LP -- Notes and Management's Assumptions to Pro Forma Combined Condensed Financial Information (in thousands, except share and per share amounts, unaudited)

     1.  Basis of Presentation

          Simon DeBartolo Group, LP (the Operating Partnership) is a subsidiary partnership of Simon DeBartolo Group, Inc. ("SDG or the Company"). The Operating Partnership is engaged primarily in the ownership, development, management, leasing, acquisition and expansion of income-producing properties, primarily regional malls and community shopping centers. The Company is a self administered and self managed real estate investment trust (`REIT') under the Internal Revenue Code of 1986, as amended. At June 30, 1998, the Operating Partnership owned or had an interest in 216 properties.

          In February 1998, SDG, CPI and CRC entered into a Merger Agreement, which provides for the Merger of a substantially wholly owned subsidiary of CPI with and into SDG. Legally, SDG will become a majority-owned subsidiary of CPI. Pursuant to the Merger Agreement, the outstanding shares of SDG Common Stock will be exchanged for like shares of CPI. Beneficial interests in CRC will be acquired for cash. CPI's name will be changed to Simon Property Group, Inc. (SPG). In connection with the Merger, the holders of CPI Common Stock will receive a dividend per share consisting of $90 in cash, 1.0818 shares of CPI Common Stock and 0.19 shares of Series B Convertible Preferred Stock of CPI. The aggregate purchase price is estimated by SDG to be approximately $5.9 billion. The Merger and related transactions were completed in September 1998.

          CPI is a self-administered and self-managed privately held REIT which invests in income-producing properties. At June 30, 1998, CPI owned or held interests in 30 properties, 23 shopping centers and seven commercial properties. CRC is engaged in the ownership, operation, acquisition and development of income producing properties directly or through interests in joint ventures and other non-REIT qualifying activities.

          SPG will account for the Merger between SDG and the CPI merger subsidiary as a reverse acquisition in accordance with Accounting Principles Board Opinion No. 16. Although SPG Equity Stock will be issued to SDG stockholders and SDG will become a substantially wholly owned subsidiary of SPG following the Merger, CPI is considered the business acquired for accounting purposes. SDG is the acquiring company because the SDG stockholders will represent in excess of a majority of the stockholders of SPG. The fair market value of the consideration given by the acquiring company will be used as the valuation basis for the combination of SDG and CPI. The assets and liabilities of CPI will be revalued by SDG to their respective fair market values at the Effective Time. In connection with the Merger, SPG will transfer substantially all the assets and liabilities of CPI other than assets valued at $153.1 million including Ocean County Mall valued at $145.8 million, to the Operating Partnership or one or more of its subsidiaries in exchange for Operating Partnership Units. The assets and liabilities transferred will be reflected by the Operating Partnership at fair market value. The Operating Partnership will also change its name from Simon DeBartolo Group, LP to Simon Property Group, LP (SPG,LP).

          Further in connection with the Merger the Operating Partnership will contribute cash to CRC and the newly formed SRC Operating Partnership on behalf of the SDG stockholders and the limited partners of the Operating Partnership to obtain the beneficial interests in CRC which will be paired with the shares to be issued by SPG and to obtain units in the SRC Operating Partnership so that the limited partners of the SDG Operating Partnership will hold the same proportionate interest in the SRC Operating Partnership as they hold in the Operating Partnership at the Effective Time of the Merger. The cash contributed on behalf of its partners by the Operating Partnership to CRC and the CRC Operating Partnership is being reflected by the Operating Partnership as a distribution. CRC and the SRC Operating Partnership will also be renamed as SPG Realty Consultants, Inc. and SPG Realty Consultants, LP, respectively.

          In addition to the Merger and related transactions, the following transactions (the "Other Property Transactions") have been reflected in the accompanying unaudited pro forma financial statements using the purchase method of accounting. Investments in non-controlled joint ventures are reflected using the equity method. Controlled properties have been consolidated.


       * On September 29, 1997, SDG completed its cash tender offer for all of the outstanding shares of beneficial interests of The Retail Property Trust ("RPT"). In connection therewith, RPT became a subsidiary of the Operating Partnership. RPT owned 98.8% of Shopping Center Associates ("SCA"), which owned or had interests in twelve regional malls and one community shopping center. Following the completion of the tender offer, the SCA portfolio was restructured. SDG exchanged its 50% interest in two SCA properties with a third party for similar interests in two other SCA properties, in which SDG had 50% interests, with the result that SCA now owns interest in a total of eleven properties. Effective November 30, 1997, SDG also acquired the remaining interest in another of the SCA properties. In addition, SDG acquired the remaining 1.2% interest in SCA. At the completion of these transactions, SDG held a 100% interest in ten of the eleven properties, and a noncontrolling 50% ownership interest in the remaining property. The total cost for the acquisition of RPT and related transactions was approximately $1,300,000, which includes SDG common stock issued valued at approximately $50,000, units of the Operating Partnership valued at approximately $25,300, and the assumption of consolidated debt and SDG's pro rata share of joint venture indebtedness of approximately $475,300. The balance of the transaction costs was borrowed under the Operating Partnership's credit facility.
==========================================================================
      <Page F-16>
       * On December 29, 1997, the Operating Partnership completed the acquisition of the Fashion Mall at Keystone at the Crossing, a regional mall located in Indianapolis, Indiana, for $124,500. The purchase price was financed by additional borrowings under the Operating Partnership's credit facility of approximately $59,700 and the assumption of approximately $64,800 in mortgage debt. The mortgage debt bears interest at 7.85%.

       * In January 1998, CPI acquired Phipps Plaza, a super regional mall located in Atlanta, Georgia, for approximately $198,800. The transaction was financed with cash of $158,800 and debt of $40,000.

       *   In January 1998, CPI sold one of its shopping centers (Burnsville
           Mall) for $80,672 cash. The selling price exceeded Burnsville Mall's historical net assets of $37,581 at December 31, 1997, by $43,091. A portion ($40,000) of the proceeds received in the Burnsville transaction was used to repay the amount borrowed in connection with the acquisition of Phipps Plaza.

       * In January 1998, the Operating Partnership acquired Cordova Mall, a regional mall in Pensacola, Florida, for $94,000. This acquisition was financed by issuing units of the Operating Partnership valued at $55,523, the assumption of mortgage debt of $28,935 and other liabilities of $6,842 and cash of $2,700. The mortgage debt, which bore interest at 12.125%, has been refinanced through the Operating Partnership's credit facility.

       * In February 1998, the Operating Partnership, through a joint venture with another REIT, acquired an interest in a portfolio of twelve regional malls comprising approximately 10.7 million square feet of GLA. The Operating Partnership's non-controlling 50% share of the total purchase price of $487,250 was financed with a $242,000 unsecured loan which bears interest at 6.4% per annum, accrued payables of $2,750 and the assumption of $242,500 of mortgage debt. The weighted average interest rate on the mortgage debt assumed was 6.94%.

       *   In July 1998, CPI sold the General Motors Building for $800,000.
           The net proceeds of $798,000 were used to pay off the building's mortgage balance ($10,706) with the remainder available to partially finance a portion of the CPI Merger Dividends. CPI paid a commission to SDG totaling $2.5 million for services rendered by SDG in connection with the sale of the General Motors Building. This commission has not been reflected in the accompanying pro forma financial information.

          The accompanying pro forma combined condensed Balance Sheet of the Operating Partnership was prepared by management as if the Merger and related transactions and the Other Property Transactions described above which occurred subsequent to June 30, 1998, had occurred as of June 30, 1998. The accompanying pro forma combined condensed Statements of Operations were prepared by management as if the Merger and the Other Property Transactions previously described had occurred on January 1, 1997. Certain reclassifications have been made in CPI's historical financial statements to conform them to the Operating Partnership's historical presentation and certain reclassifications have been made in each entities' historical financial statements to conform them to the condensed combined pro forma presentation.

          These pro forma financial statements should be read in conjunction with the historical financial statements and notes thereto of the Operating Partnership, and CPI. In the opinion of management, all adjustments necessary to reflect the effects of the Merger and related transactions and the Other Property Transactions previously described have been made. Certain adjustments have been estimated by management based on information currently available. Final adjustments are not expected by management to materially impact the pro forma results reported.

          The pro forma financial statements are not necessarily indicative of the actual financial position at June 30, 1998, or what the actual results of operations would have been assuming the Merger and the Other Property Transactions had been completed as of January 1, 1997, nor are they indicative of the results of operations for future periods.

     2.   Pro Forma Adjustments  to the Pro Forma Combined Condensed Balance
     Sheet

     (A) Certain reclassifications have been made to the Operating Partnership and CPI historical balance sheets to conform to the pro forma combined condensed balance sheet presentation.

     (B) Adjustments to reflect the sale of the General Motors Building for $800,000, and $2,000 of transaction costs, resulting in net proceeds of $798,000. The historical carrying value of the building and improvements was $586,000 at June 30, 1998. A portion of the net proceeds of $798,000 was used to pay off the building's mortgage balance ($10,708) yielding net cash of $787,292 as of June 30, 1998.
==========================================================================
 <Page F-17>
     (C)  Determination of the Purchase Price of CPI:

          As described in the Merger Agreement the stockholders of CPI will receive consideration in the Merger aggregating approximately $179 for each share of CPI common stock. The $179 consideration, as defined in the Merger Agreement, includes a $90 cash dividend, approximately $70 of value of SPG common stock and approximately $19 of value of SPG 6.5% Series B Preferred Stock. The fair value of the
          Series B Preferred Stock was estimated at $17.67.       The common
          stock component of the Merger consideration is based upon a fixed exchange ratio using SDG's February 18, 1998 closing price of $33 5/8 per share and is subject to a 15% symmetrical collar based upon the average closing price of SDG's common stock for the twenty days prior to the fifth trading day prior to closing. In the event SDG's stock price is outside the collar, an adjustment will be made in the cash dividend component of CPI Merger Dividends which will be increased or reduced by an amount equal to 2.0818 times the amount the SDG stock price at the measurement date falls outside the collar. During the twenty day period prior to the fifth trading day before closing of the transaction in September 1998, the SDG stock price fell within the collar therefore no adjustment to the merger consideration is necessary.

          As of June 30, 1998, there were 25,330,409 shares of CPI common stock outstanding. As of June 30, 1998, there were approximately 807,000 exercisable options. As a result of the Merger, the CPI optionholders could either: exercise the option immediately prior to the Merger, exchange the option in a cash-less manner for cash equal to the appreciated value of the underlying shares, or exchange the option for SPG options adjusted to reflect the Merger Consideration. Of the options outstanding as of June 30, 1998, 166,067 were exercised, 583,433 were exchanged for cash in the amount of $25,163 and 57,146 were exchanged for 304,192 SPG options. Accordingly, 25,496,476 shares were assumed to be outstanding (which includes 166,067 shares issued upon exercise of options) in the accompanying pro forma financial statements.

          The Series A Convertible Preferred Stock will remain outstanding after the completion of the Merger. The 209,249 shares of Series A Convertible Preferred Stock was convertible into 1,505,000 shares of CPI common stock pre-Merger. The fair value of the Series A Convertible Preferred Stock is being estimated by determining the value of the Merger consideration the Series A holder could have obtained if the preferred stock had been converted into CPI common stock of $267,393 (1,505,000 shares multiplied by the estimated fair value of the Merger consideration of $177.67). Upon the transfer of substantially all of the assets and liabilities of CPI to the Operating Partnership, regular and preferred units will be issued. The preferred units will carry provisions which mirror the Series A and B preferred stock.

                                                                As of
                                                            June 30, 1998
Merger Consideration distributed to CPI stockholders
(assuming 25,496,476
  shares outstanding)
  Cash Dividend                                                $2,294,683
  Common Stock (53,078,564 shares)                              1,784,767
  Series B Preferred Stock (4,844,330 shares issued)              450,523

Cashless exercise of 583,433 CPI options                           25,163

Fair Value of Series A Preferred Stock                            267,393

Fair Value of mortgages and other indebtedness                    894,855

Other liabilities                                                 262,833

SDG Merger costs (see below)                                       23,500

Less:
$90 cash portion of the Merger Consideration retained
as an offset to proceeds due upon exercise of option shares      (14,946)

Notes receivable issued by CPI in connection with the
exercise of 166,067 options at an average exercise
price of $133 per share less $90 cash portion of the
Merger Consideration                                              (7,141)

Permanent restrictions to notes receivable from former
CPI stockholders                                                 (19,000)
                                                               ----------
     Total Purchase Price                                      $5,962,630
==========================================================================
<Page F-18>
Estimated fees and expenses of the Merger are as
follows: Of these expenses,
  $11,573 have been incurred by CPI during the period
ended June 30, 1998.
  Advisory fees                                                  $ 25,400
  Legal and accounting                                             14,800
  Severance, transfer taxes and related costs                      52,400
                                                                  -------
                                                                   92,600
  Less:  CPI expenses                                            (69,100)
                                                                ---------
  SDG Merger costs                                               $ 23,500

(D)  Allocation of the Purchase Price of CPI:

     The following pro forma adjustments are necessary as of June 30, 1998, in the opinion of management, to reflect the assets and liabilities of CPI at fair value. The purchase price has been allocated utilizing the purchase method of accounting.

                                    As of June 30, 1998
                                                                     Less CPI
                                                                    Historical,
                                          Fair Value                as Adjusted  Merger and
                                            of CPI      Adjusted      for the      Related
                         Allocation of    Assets not    Purchase    Sale of the  Transaction
                            Purchase     Transferred      Price     GM Building  s Pro Forma
                           Price (Da)     to SPG, LP   Allocation       (B)      Adjustment
ASSETS:
Investment in
properties, partnership
and joint ventures, net      $4,957,970    $(153,100)   $4,804,870   $2,038,844   $2,766,026
Goodwill                         42,000            --       42,000           --       42,000
Cash and cash
equivalents and
short-term investments          863,158            --      863,158      863,158           --  (Db)
Receivables, net                 29,861            --       29,861       66,786     (36,925)  (Dc)
Receivables from
affiliate                        20,565            --       20,565           --       20,565  (Dg)
Other assets                     49,076            --       49,076       46,460        2,616  (Dd)
                          -------------   -----------  -----------   ----------  -----------
Total assets                 $5,962,630    $(153,100)   $5,809,530   $3,015,248   $2,794,282
                            ===========   ===========   ==========  ===========   ==========
LIABILITIES:
Mortgages and other
indebtedness                 $3,305,355       $    --   $3,305,355    $ 845,511   $2,459,844  (De)
Accounts payable,                                                                             (Df)
accrued expenses and
other liabilities               180,733            --      180,733      137,827        41906  (Dg)
                            -----------    ----------   ----------   ----------   ----------
Total liabilities             3,486,088                  3,486,088      983,338    2,502,750
NET ASSETS                    2,476,542     (153,100)    2,323,442    2,031,910      291,532
                         --------------   -----------   ----------   ----------   ----------
Total liabilities and
net assets                   $5,962,630    $(153,100)   $5,809,530   $3,015,248   $2,794,282

==========================================================================
<Page F-19>

OPERATING PARTNERSHIP UNITS EXCHANGES FOR CPI NET ASSETS:
PARTNERS' EQUITY
Preferred Units                                 $  717,916  $         --    $  717,916
General Partner Units                            1,605,526            --     1,605,526
Limited Partner Units                                   --
Net Assets                                              --   (2,031,910)   (2,031,910)
                                         -----------------  ------------   -----------
Partner Equity                                  $2,323,442  $(2,031,910)   $   291,532

(Da) The purchase price has been allocated based on the estimated fair market value of the assets and liabilities of CPI using information currently available.


                                                               June 30, 1998

(Db)   To reflect the decrease in cash and cash
       equivalents related to the CPI Merger
       and related transactions:
       Proceeds of indebtedness incurred in
       conjunction with the Merger                             $ 1,636,100
       Cash proceeds from the sale of GM Building
       used to finance a portion of the CPI Merger
        Dividends                                                  783,900
       Debt issuance costs                                         (9,500)
       Cash portion of CPI Merger Dividends                    (2,294,683)
       Proceeds from exercise of CPI stock options                  14,946
       Payment of cash less exercise of CPI options               (25,163)
       Payment of accrued liabilities (Df)                       (105,600)
                                                              $         --
       Less: Cash used to pay portion of CPI Merger
       Dividends(De)                                             (783,900)
                                                              $  (783,900)

(Dc)  To reflect the adjustment by management to
       eliminate CPI's deferred asset related to the
       straight-lining of rent related to leases              $   (36,925)

(Dd)  Adjustments to other assets:

       To eliminate historical unamortized deferred
       financing costs of CPI                                     $(6,884)
       To record deferred financing cost related to
       $1,400,000 new borrowings to finance the cash
       portion of the Merger consideration                           9,500
                                                               $     2,616

(De)  Adjustments to mortgages and other
       indebtedness:

       To record a premium required to adjust CPI
       mortgage and other indebtedness to fair value
       using an estimated discount rate available to
       SDG on an instrument by instrument basis                $    39,844

       To record the debt required to finance the
       cash portion of the CPI Merger Dividends
       consisting of:
       Binding commitment from a lender, matures in
       three traunches on June 24, 1999, March 24,
       2000 and September 24, 2000, interest at
       LIBOR plus 80 basis points                                1,400,000
       Borrowing under SDG's credit facility,
       interest at LIBOR plus 65 basis points                      236,100
       Net cash proceeds from the sale of the
       General Motors Building see Item 2 (B)                      783,900
                                                                 2,420,000
                                                               $ 2,459,844
==========================================================================
<Page F-20>
       Less: Net cash used to pay portion of CPI
       Merger Dividends from the sale of the GM
       Building                                                  (783,900)
                                                               $ 1,675,944

(Df)  To accrue Merger expenses and severance costs
       related to the Merger                                      $ 81,027
        To accrue CPI stub period dividend                          46,914
        To reflect the payment of accrued dividends,
       Merger costs and severance costs related to
       the Merger and other accrued costs                        (105,600)
                                                                 $  22,341

(Dg)  Amounts due from CRC of $20,565 as of June 30,
       1998, are included in other liabilities;
       accordingly the following reclassification adjustment is required:

       Receivable from affiliate                                   $20,565
       Other Liabilities                                            20,565


(E) Adjustment required to reflect $22,000 cash contributed by the Operating Partnership on behalf of the SDG stockholders ($14,000) and the limited partners of the Operating Partnership ($8,000) to obtain beneficial interests in CRC to be paired with shares of common stock issued by SPG and to obtain units in the CRC Operating Partnership whereby the limited partners of the Operating Partnership will hold the same proportionate interest in the CRC Operating Partnership as they hold in the Operating Partnership. The amount of cash is based on a preliminary estimate of the fair value of the net assets of CRC. At the Effective Time, the Board of Directors of CRC will make a determination of the fair market value of CRC's net assets based upon information then available. Management does not expect that the final amount will differ materially from the preliminary estimates. The cash contributed by the Operating Partnership has been reflected as a distribution.

                                  June 30, 1998

Cash and Cash Equivalents           $(22,000)
General Partners' Equity             (14,000)
Limited Partners' Equity              (8,000)


(F) Adjustment required to allocate net equity of the Operating Partnership between the General and Limited Partners (before preferred units)  to  reflect the Merger and related transactions and  Other  Property
Transactions:


                                                  At June 30, 1998

                                                      General         Limited
                                        Total         Partners        Partners
Operating Partnership Equity before
preferred units and Unamortized
restricted stock award-historical       $2,035,51
Operating Partnership units issued
in connection with the Merger (other
than preferred units)                   1,605,526
Other Merger related transactions        (22,000)
Total Operating Partnership equity
excluding preferred Units and
unamortized restricted stock award     $3,619,097
Pro Forma Partners Ownership
percentages                                  100%            71.6%        28.4%
                                          -------        ---------
Allocated pro forma Operating
Partnership Equity excluding
Preferred units and unamortized
restricted stock award                 $3,619,097       $2,591,273    $1,027,824
Operating Partnership Equity before
preferred units and Unamortized
restricted stock award-historical     (2,035,571)      (1,301,017)     (734,554)
Operating Partnership units issued
in connection with the
Merger (other than preferred units)   (1,605,526)      (1,605,526)
Distribution (other merger related
transactions)                             22,000            14,000        8,000
                                      -----------  ---------------  -----------
Required Pro Forma adjustment           $     -0-       $(301,270)     $301,270
==========================================================================
<Page F-21>


Analysis of
Partnership Units:

                                                                 Total
                                      General      Limited    General and
                        Preferred     Partner      Partner      Limited
                          Units        Units        Units        Units
Historical units
outstanding              11,000,000  113,678,134   64,182,681  177,860,815
Units issued in
connection with the
Merger and related
transactions              5,053,579   48,525,404      --        48,525,404
Total pro forma units    16,053,579  162,203,538   64,182,681  226,386,219
Pro Forma ownership
percentage                                 71.6%        28.4%         100%



==========================================================================
<Page F-22>

                            SIMON PROPERTY GROUP, LP

              Pro Forma Combined Condensed Statement of Operations
                     For the Six Months Ended June 30, 1998
           (unaudited, in thousands except unit and per unit amounts)


                                          Pro Forma
                         --------------------------------------------------------------------------------------------------------
                                                                                          Merger and
                                                             CPI          Sale of GM       Related          Other
                           SDG, LP         CPI           (Historical)      Building      Transactions      Property
                         (Historical)  (Historical)  Not Transferred (A) (Historical)    Adjustments   Transactions(G)   Total
                          ----------    ----------        ----------      ----------     ----------       ----------   ----------

REVENUE
  Minimum rent           $   370,934   $   170,201          $(4,974)       $(39,571)  $    1,500(B)        $   (248)     $497,842
  Overage rent                20,483         3,058              (11)              --                              33       23,563
  Tenant reimbursements      181,971        75,423           (2,125)         (6,259)                           (616)      248,394
  Other income                37,244         5,964             (486)           (343)       (400)(C)             (71)       41,908
                          ----------    ----------        ----------      ----------     ----------       ----------   ----------
  Total revenue              610,632       254,646           (7,596)        (46,173)       1,100               (902)      811,707
                          ----------    ----------        ----------      ----------     ----------       ----------   ----------

EXPENSES
  Property & other
  expenses                   215,121       114,436           (2,480)        (19,430)    (11,573)(J)            (613)      295,461
  Depreciation and
  amortization               116,618        41,762             (914)         (3,346)      19,000(D)              216      173,336
                          ----------    ----------        ----------      ----------     ----------       ----------   ----------
  Total expenses             331,739       156,198           (3,394)        (22,776)          7,427            (397)      468,797
                          ----------    ----------        ----------      ----------     ----------       ----------   ----------

INCOME BEFORE ITEMS
  BELOW                      278,893        98,448           (4,202)        (23,397)        (6,327)            (505)      342,910

INTEREST EXPENSE             184,420        32,799                --           (269)       51,436               2827      271,213
                        ------------    ----------     -------------        --------     ----------       ----------      -------

INCOME BEFORE MINORITY
  INTEREST                    94,473        65,649           (4,202)        (23,128)       (57,736)           3,332)       71,697

MINORITY PARTNERS'
  INTEREST                   (3,596)            --                --              --             --               --      (3,596)

(LOSS) GAIN ON SALES OF
  ASSETS                     (7,219)        45,294                --              --             --               --       38,075
                          ----------    ----------        ----------      ----------     ----------       ----------   ----------

INCOME BEFORE
  UNCONSOLIDATED
  ENTITIES                    83,658       110,943           (4,202)        (23,128)       (57,736)          (3,332)      106,176

INCOME FROM
  UNCONSOLIDATED
  ENTITIES                     4,980        10,661                --              --             --            1,879       17,520
                          ----------    ----------        ----------      ----------     ----------       ----------   ----------

INCOME OF THE OPERATING
PARTNERSHIPS BEFORE
EXTRAORDINARY ITEMS           88,638       121,604           (4,202)        (23,128)       (57,736)          (1,453)      123,696

PREFERRED UNIT
  REQUIREMENT                 14,668         6,856                --              --      15,744(F)               --       37,268
                          ----------    ----------        ----------      ----------     ----------       ----------   ----------

NET INCOME AVAILABLE TO
  UNITHOLDERS              $  73,970   $   114,748         $ (4,202)  $     (23,128)   $  (73,507)           (1,453)   $   86,428
                           =========    ==========        ==========      ==========     ==========       ==========   ==========


NET INCOME AVAILABLE  TO
  UNIT
HOLDERS ATTRIBUTABLE TO:

  GENERAL PARTNERS           $46,956                                                                                      $62,574
  LIMITED PARTNERS            27,014                                                                                       23,854(H)
                                                             $73,970                                                      $86,428
NET INCOME PER UNIT
  HOLDERS-
  BASIC AND DILUTED       $     0.42                                                                                  $      0.39

WEIGHTED AVERAGE
  UNITS OUTSTANDING      174,599,824                                                                                  223,333,440(I)

The accompanying notes and management's assumptions are an integral part of this statement.
==========================================================================
<Page F-23>

                       SIMON PROPERTY GROUP, LP
              Pro Forma Combined Condensed Statement of Operations
                      For the Year Ended December 31, 1997
                 (in thousands except unit and per unit amounts)

                                                                  Pro Forma
                     -----------------------------------------------------------------------------------------------------
                                                                                   Merger and
                                                      CPI            Sale of GM     Related         Other
                       SDG, LP        CPI         (Historical)        Building    Transactions     Property
                     (Historical) (Historical) Not Transferred (A)  (Historical)  Adjustments  Transactions(G)    Total

REVENUE
 Minimum rent       $  641,352      $319,862       $(10,085)       $(77,707)     $3,000(B)          $88,305      $964,727
 Overage rent           38,810        10,489           (167)          (536)          --               5,119        53,715
 Tenant
  reimbursements       322,416       138,579         (3,934)       (12,297)          --              49,251       494,015
 Other income           51,589        24,858           (546)          (962)       (800)(C)            4,463        78,602
                    ----------      --------         -------       --------    -----------         --------    ----------
 Total revenue       1,054,167       493,788        (14,732)       (91,502)       2,200             147,138     1,591,059
                    ----------      --------       ---------      ---------   ------------         --------   -----------
EXPENSES
Property & other
expenses               376,237       199,503         (4,368)       (40,420)           -(J)           53,779       584,731
 Depreciation and
 amortization          200,900        91,312         (1,784)       (17,764)      33,500(D)           28,866       335,030
                    ----------      --------      ----------      ---------   ------------          -------    ----------
 Total expenses        577,137       290,815         (6,152)       (58,184)         33,500           82,645       919,761
                    ----------      --------       ---------       --------   ------------          -------    ----------
INCOME BEFORE ITEMS
 BELOW                 477,030       202,973         (8,580)       (33,318)       (31,300)           64,493       671,298

INTEREST EXPENSE       287,823        69,562              --          (716)     102,790(E)          82,870        542,329
                    ----------      --------        --------       --------   ------------         --------     ---------
INCOME BEFORE MINORITY
  INTEREST             189,207       133,411         (8,580)       (32,602)      (134,090)              77)       128,969

MINORITY PARTNERS'
 INTEREST              (5,270)            --              --             --             --               --       (5,270)

GAIN ON SALE OF ASSETS
                            20       122,410              --             --             --               --       122,430
                    ----------    ----------           -----          -----          -----            -----     ---------
INCOME BEFORE
 UNCONSOLIDATED
 ENTITIES              183,957       255,821         (8,580)       (32,602)      (134,090)         (18,377)       246,129

INCOME FROM
UNCONSOLIDATED
 ENTITIES               19,176        21,390              --             --             --            8,770        49,336
                     ---------      --------           -----          -----          -----         --------   -----------
INCOME OF THE OPERATING
PARTNERSHIPS BEFORE
EXTRAORDINARY ITEMS    203,133       277,211         (8,580)       (32,602)      (134,090)          (9,607)       295,465

PREFERRED UNIT
 REQUIRMENT             29,248        13,712              --             --      31,488(F)               --        74,448
                       -------       -------           -----          -----      ---------            -----       -------
NET INCOME AVALIABLE TO
UNIT HOLDER          $ 173,885     $ 263,499    $    (8,580)$      (32,602)    $ (165,578)   $      (9,607)     $  221,017
                   ===========    ==========    ============   ============   ============      ===========    ==========
NET INCOME AVAILABLE
TO UNIT HOLDERS
ATTRIBUTABLE TO:

     GENERAL PARTNERS  $107,931                                                                                  $ 157,585(H)
     LIMITED PARTNERS    65,954                                                                                     63,432 H)
                        -------                                                                                    -------
                       $173,885                                                                                  $ 221,017
                      =========                                                                                  =========
NET INCOME PER UNIT--
BASIC AND DILUTED    $     1.08                                                                                    $  1.04
                     ==========                                                                                   ========
WEIGHTED AVERAGE
UNITSS OUTSTANDING  161,022,887                                                                                213,425,252(I)
                    ===========                                                                               ============

The accompanying notes and management's assumptions are an integral part of this statement.
==========================================================================
<Page F-24>

3. Pro forma Adjustments to Unaudited Pro Forma Combined Condensed Statements of Operations

     In connection with the Merger, CPI will incur $69,100 of expenses which have not been included in the Pro Forma Combined Condensed Statement of Operations. Further, the estimated gain of $212,000, respectively, related to the probable sale of the General Motors Building has been excluded from the unaudited Pro Forma Combined Condensed Statements of Operations.



                                                          For the year
                                          For the Six        Ended
                                       Months Ended June    December
                                            30, 1998        31, 1997

(A)  Reflects the historical
   operating results of CPI assets not
   being transferred to the Operating
   Partnership primarily Ocean County
   Mall

(B)  To recognize revenue from
   straight-lining rent related to
   leases which will be reset in
   connection with the Merger                    $ 1,500        $ 3,000

(C)  To reflect a reduction in
   interest income due to forgiveness of
   Notes Receivable from CPI employees
   ($13,200 multiplied by 6%)                     $(400)        $ (800)

(D)  To reflect the increase in
   depreciation and amortization as a
   result of recording the investment
   properties at acquisition value,
   allocating 20% of the premium to
   land, versus historical cost and
   utilizing an estimated useful life of         $19,000        $33,500
   35 years for investment properties
   and goodwill

(E)  To reflect the following
   adjustments to interest expense:

   (1)  To reflect the elimination of
      amortization of deferred financing
      costs related to CPI written off in
      connection with the Merger
                                                  $(393)         $(868)

   (2)  To reflect the amortization of
      the estimated costs incurred to
      finance the cash portion of the
      Merger consideration                         3,167          6,334

   (3)  To reflect the amortization of
      the premium required to adjust
      mortgages and other notes payable to       (3,925)        (7,850)
      fair value
   (4)  To reflect interest expense for
      debt borrowed to finance the CPI
      Merger and related transactions:            45,150         90,300

   Term loan commitment $1,400,000
      at LIBOR plus 80 basis points-               7,437         14,874
      -6.45%
                                                  52,587        105,174
   Revolving credit facility
      $236,100 at LIBOR plus                     $51,436       $102,790
      65 basis points--6.30%


   (A  1/8% change in the LIBOR rate
      would change the annual pro
      forma adjustment to interest
      expense by $2,045.)

(F)  To reflect annual dividends on
   6.5% Series B Preferred Units issued
   in connection with the Merger                 $15,744        $31,488

(G) Other Property Transactions represent the historical operating results of the properties for the appropriate period to reflect a full year of activities in the unaudited pro forma statements of operations. The pro forma adjustments give effect when applicable to:
==========================================================================
<Page F-25>
        (1) An increase in depreciation expense as a result of recording the properties estimated fair value


        (2) An increase in interest expense primarily resulting from debt incurred to finance the transactions

        (3) The elimination of expenses included in the historical results incurred by the seller directly related to the transaction

        (4) The elimination of the historical results to reflect the sale of Burnsville Mall

     The Other Property Transactions include:

          (1)  The acquisition of Phipps Plaza in January 1998

          (2)  The sale of Burnsville Mall in January 1998

          (3)  The acquisition of Cordova Mall January 1998

          (4) The acquisition of a 50% interest in a portfolio of twelve properties in February 1998



                                           For the          For the
                                          Six Months       year ended
                                            Ended           December
                                        June 30, 1998       31, 1997

(H) To reflect the allocation of the Limited Partners' interest in the net income of the Operating Partnerships, after consideration of the preferred unit distributions. The Limited Partners' weighted average pro forma ownership interest in the Operating Partnerships for the six months ended June 30, 1998 and for year ended December 31, 1997, is 27.6% and 28.7%, respectively

(I)  The pro forma weighted average shares outstanding is computed as follows:

   Historical Weighted Average Units
   Outstanding                            174,599,824     161,022,887

   Pro forma adjustments:

   Units issued related to the
   acquisition of Cordova Mall                208,212       1,713,016
   Units issued related to RPT
   transaction                                     --       2,163,945
   Units issued related to the Merger      48,525,404      48,525,404
                                          -----------      ----------
   Pro forma weighted average units
      outstanding                         223,333,440     213,425,252
                                         ============     ===========

(J)  To eliminate Merger expenses
   incurred by CPI during the period        $(11,573)        $     --
                                        =============        ========